SERVICES AGREEMENTAND MUTUAL RELEASE

This Services Agreement and Mutual Release ("Agreement") is entered into as of December 8, 2003 (the "Effective Date") by and among Home Solutions of America, Inc., a Delaware corporation ("Home Solutions" or "Company") located at 11850 Jones Rd Houston, TX 77070, Gus Investments, LLC, a Texas limited liability corporation ("Consultant") located at 2927 Robinhood St Houston, TX 77005, and Andrew White, an individual resident of Texas ("White").

            In consideration of the mutual promises contained herein, Consultant and Home Solutions agree as follows:

  Agreement and Term.  Commencing on the Effective Date and continuing until the six (6) month anniversary of the Effective Date, Consultant will provide to Home Solutions, or its designated affiliate, and Home Solutions will receive from Consultant, certain services as further described herein, all upon and subject to the terms and conditions specified in this Agreement.
  Scope of Services.  During the term of this Agreement, and in accordance with guidance provided by Home Solutions, Consultant will provide acquisition consulting, which shall include assistance with locating, negotiating, financing and closing potential acquisitions. Consultant will also provide assistance with the 2003 financial audit of Home Solutions.
  Payment for Services.  For services provided in Section 2 and hereunder, Consultant will receive:

    For two (2) years beginning March 1, 2004 through March 1, 2006:

                                                               i.      Health insurance benefits for Andrew White and his family as it existed when he was previously employed by Home Solutions in 2001 thru 2003 and at similar deductible, cost and coverage amounts

                                                             ii.      Vehicle allowance up to $950 per month or usage of the Company owned BMW vehicle and reimbursement of any vehicle-related expenses

    Full vesting of White's outstanding stock options to purchase shares of Home Solutions, totaling 420,000 shares.  These options shall be amended to be exercisable anytime up to ten (10) years from their respective grant dates.  Company agrees to register the shares of common stock underlying these options in a form S-8 registration statement (or other appropriate filing) within one hundred eighty (180) days of the Effective Date.

    For acquisition assistance for a successful closing of the acquisition of Southern Exposure, Consultant shall receive:

                                                             i.      $225,000 in cash, paid at closing or no later than March 19, 2004

                                                            ii.      $97,500 in cash, paid monthly in advance starting March 1, 2004 at the monthly rate of $16,250 per month for six months

                                                           iii.      $4,500 in cash, paid monthly in advance starting March 1, 2004 at the monthly rate of $750 per month for six months

                                                           iv.      In the event White dies during this payment period, these payments will continue to be paid to Consultant

    For assistance with the acquisition of RAM Home Warranty, COIT, and Residential Capital (the "Identified Acquisitions"), Consultant shall receive:

                                                          i.      $125,000 in cash per closing of each of the Identified Acquisitions ("Success Fee"), provided that such closing occurs on or before March 31, 2007, less any amounts previously paid to Consultant under Section 2(c)(ii) above

                                                         ii.      In the event Home Solutions pays Consultant monthly fees for acquisition consulting during the calendar year that the closing of any of the Identified Acquisition occurs, the amount of the total monthly fees paid through the date of the acquisition will be deducted from the Success Fee

                                                          iii.      For future acquisitions identified solely by Consultant prior to the termination of this Agreement, Consultant will receive a minimum fee of $100,000 per closing.  These future success fees will also be net of any previous monthly fees paid to Consultant during the calendar year to date.

    In the event that Home Solutions requests Consultant's assistance in negotiating or closing an Identified Acquisition, or other services to be defined and requested by Home Solutions, Consultant will receive $8,500 per month payable monthly in advance.  These monthly fees would qualify as deductible from any Success Fee in any one calendar year.
  Confidentiality.  Any and all confidential information or materials received by Consultant from Home Solutions (hereinafter referred to as "Confidential Information") is the exclusive property of Home Solutions.  Confidential Information includes all information or materials that are either confidential, proprietary or otherwise not generally available to the public, whether provided to Consultant before or after the date of this Agreement.  Consultant acknowledges and agrees that Confidential Information constitutes trade secrets and the proprietary and confidential information of Home Solutions and that Confidential Information is and will remain the property of Home Solutions during the term and following the termination of this Agreement. Consultant will exercise all reasonable precautions to prevent unauthorized access by third parties to the Confidential Information.  Upon termination or expiration of this Agreement, Consultant will promptly return or destroy, at Home Solutions' option, all of the Confidential Information, including any files, notes, evaluations, projections or any other work product derived therefrom, and will provide Home Solutions with written certification of such return or destruction. The provisions of this Section 4 will survive the term or termination of this Agreement for any reason.  Consultant and White each acknowledges and agrees that it would be illegal to trade securities of Home Solutions while Consultant or White possesses material inside information about the Company.
  Tax Obligations.  Consultant shall be classified as an independent contractor of the Company, and White shall serve the Company only through Consultant, and, as such, Home Solutions will not make deductions from any fees to be paid to Consultant hereunder for federal, state or local income taxes or for social security taxes, unless otherwise required to do so by governmental regulation.  Consultant will be responsible for and will withhold and/or pay any federal, state or local tax with respect to compensation, wages or other remuneration for any services to be performed pursuant to this Agreement and will indemnify, defend and hold harmless Home Solutions from and against all such taxes and will comply with all governmental regulations with respect thereto, including the filing of all necessary reports and returns

  Termination Upon Notice.  After six months from the Effective Date, Home Solutions or Consultant may terminate this Agreement for any reason without penalty upon thirty (30) days prior written notice; provided, however, that if Home Solutions terminates this Agreement and any fees described in Section 3 above remain unpaid, Home Solutions shall remain obligated to pay Consultant such fees.  The Confidentiality section of this Agreement and mutual releases will survive the termination of this Agreement.
  Binding Nature and Assignment.  This Agreement will be binding on Consultant and Home Solutions and their successors and assigns, but Consultant may not assign this Agreement without the prior written consent of Home Solutions, which consent shall not be unreasonably withheld.
  Severability.  If any provision of this Agreement is declared or found to be illegal, unenforceable or void, then both parties will be relieved of all obligations arising under such provision, but only to the extent that such provision is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement will be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objective.  If this Agreement is not affected by such declaration or finding and is capable of substantial performance, then each provision not so affected will be enforced to the extent permitted by law
  Waiver.  No delay or omission by either party to exercise any right or power accruing upon any noncompliance or default by the other party with respect to any of the terms of this Agreement will impair any such right or power or be construed to be a waiver thereof.  A waiver by either of the parties of any of the covenants, conditions, or agreements to be performed by the other will not be construed to be a waiver of any succeeding breach thereof, or of any other covenant, condition or agreement herein contained.  All remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise
  Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.  There are no understandings or agreements relative hereto which are not fully expressed herein.  No change, waiver, or discharge hereof will be valid unless in writing and executed by the party against whom such change, waiver, or discharge is sought to be enforced
  Governing Law.  This Agreement will be governed by and construed in accordance with the laws, other than choice of law rules, of the State of Texas.  Venue for any action arising hereunder shall be proper exclusively in Harris County, Texas.

  Termination of Executive Employment Agreement.  Upon the execution of this Agreement, that certain Executive Employment Agreement (so called herein), dated March 15, 2003, between White and Home Solutions, shall be terminated, and shall hereafter be null and void and have no legal effect.
  Stock Restrictions.  The Company agrees to assist White with removing the restrictive legends on any stock certificates representing shares of the Company's common stock, to the extent such removal is allowed by the federal securities laws, as interpreted by the Company's counsel.
  Release by the Company.  In consideration for the execution of, and the covenants contained within, this Agreement, the Company, together with any person or entity claiming through the Company, hereby releases, acquits, and forever discharges the Consultant and White, and its and his officers, managers, members, heirs, assigns, devisees, legatees, executors, attorneys, and representatives (such persons and entities being hereinafter referred to as a "Consultant Released Party"), from any and all debts, claims, obligations (excluding the obligations of the Consultant under this Agreement), liabilities, demands, damages, actions, or causes of every nature and kind whatsoever, monetary or otherwise, whether known or unknown, in law or inequity, now existing or arising in the future, for, in connection with, attributable to, or arising out of any action, omission, occurrence, event, or dealings, directly or indirectly, with, between, or among the parties hereto and/or any the Consultant Released Party prior to the date of this Agreement.
  Release by the Consultant and White.  In consideration for the execution of, and the consideration paid in accordance with, this Agreement, the Consultant and White, together with any person or entity claiming through the Consultant or White, each hereby releases, acquits, and forever discharges the Company and its subsidiaries, and any predecessors or successors in interest thereof, its officers, directors, stockholders, employees, agents, attorneys, and representatives (such persons and entities being hereinafter referred to as a "Company Released Party"), from any and all debts, claims, obligations (including but not limited to those obligations under the Executive Employment Agreement, and excluding the obligations of the Company under this Agreement), liabilities, demands, damages, actions, or causes of every nature and kind whatsoever, monetary or otherwise, whether known or unknown, in law or inequity, now existing or arising in the future, for, in connection with, attributable to, or arising out of any action, omission, occurrence, event, or dealings, directly or indirectly, with, between, or among the parties hereto and/or any Company Released Party prior to the date of this Agreement.
  Covenant Not to Sue.  Each party, by executing this Agreement, hereby covenants that he or it will not bring any action or proceeding, or cause any entity owned, affiliated, or controlled by her or it to bring any action or proceeding, or assist in the prosecution of any action or proceeding by any person purporting to claim through her or it in any court or tribunal seeking any kind of relief, either monetary or equitable, with respect to any claim released herein.

IN WITNESS WHEREOF, Home Solutions, Consultant, and White have signed and delivered this Agreement as of the date first set forth above.

Home Solutions of America, Inc                               Gus Investments, LLC

By:                                                                               By:
Name:  Rick J. O'Brien                                                 Name:  Andrew White
Title:     CFO                                                                Title:  Manager

_______________________________
Andrew White, Individually